Exhibit 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND FIRST HALF 2009 RESULTS

•	Income Increases Significantly for Second Quarter and First Half of 2009

•	Cash Increases to $112 million at June 30, 2009

Richmond, VA, July 28, 2009 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the company’s operations for the second quarter and first half of 2009.

Net income for the second quarter of 2009 improved to $30.7 million, or $2.01 per share, compared to net income for the second quarter last year of $17.6 million, or $1.13 per share. Net income for the second quarter of this year included a charge of $7.4 million from recording at fair value an interest rate swap agreement related to financing on Foundry Park. Excluding this charge, second quarter 2009 earnings were $38.1 million, or $2.50 per share, which represents an increase in earnings of 116 percent compared to net income for the second quarter of last year.

For the first half of 2009, net income increased to $59.3 million, or $3.89 per share, also a strong improvement compared to net income in the first half of last year of $37.4 million, or $2.40 per share. Excluding the second quarter 2009 charge of $7.4 million (noted above), the earnings for the first half of 2009 amounted to $66.7 million or $4.38 per share or an increase in earnings of 79 percent compared to net income for the first half of last year.

The second quarter 2009 results continue to benefit from strong improvements in petroleum additives operating profit which increased to $67.6 million for the second quarter of this year. This represents an improvement of 114 percent over operating profit for the second quarter of last year of $31.6 million and reflects strong improvement across all product lines. Sales of petroleum additives for the second quarter amounted to $368.2 million compared to sales of $421 million for the second quarter last year. Shipments for the second quarter of this year increased 16 percent from the first quarter of this year as the market rebounded from its lows. However, shipments for this year’s second quarter were still 18 percent lower than the second quarter of 2008.

Petroleum additives operating profit for the first half of 2009 increased to $117.7 million, an increase of 70 percent over operating profit for the first half of 2008 of $69.4 million. Sales of petroleum additives in the first half of this year were $703 million compared to sales in this same period last year of $801.6 million. Shipments were down 22 percent for this period compared to the first half of last year with the larger part of the reduction occurring in the first quarter. The impact of the reduction in shipments in the first half of 2009 was more than offset by improved margins.

Our volumes continued to improve throughout the second quarter. Shipments in June approached the level that was typical before the market slowdown. Our plants are now running at very high rates, raw materials costs are beginning to increase and we are experiencing some tightness in raw material availability.

Our cash position has also improved significantly in the first half of 2009 with cash increasing to $112 million, up from a balance of $21.8 million at the end of 2008. The increase in cash of $90.2 million during the first half of this year is driven by a significant reduction of $77 million in working capital requirements primarily reflecting a significant decrease in inventory and a return to more normal levels of accounts payable. During the first half of 2009, we paid $41.9 million on our revolving credit agreement leaving this facility with no drawn debt outstanding at the end of June.

Earlier this week, our subsidiary Afton Chemical Corporation announced a new investment in an Asia Pacific manufacturing facility to better service our customers in that region. This new plant will improve security of supply and provide shorter lead-times with first intent products based upon our most current technology. The facility will begin small, but is scalable and will allow expansion as the market grows.

We are very pleased with our performance and excellent results for the first half of 2009. While there is still significant uncertainty regarding the duration of the current economic downturn, we are well positioned to continue to deliver the innovative products and services that bring value to our customers. The first half results of this year reflect our team’s ability to manage our business during these challenging periods and demonstrate the value of the diversity in our product lines, customer base and geographic areas in which we operate. Our financial position continues to grow stronger enhancing our position to meet the challenges and opportunities of the future and improve shareholder value.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Second Quarter and First Six Months

As noted, net income for both the second quarter and first six months of 2009 include a charge for a loss on an interest rate swap agreement of $7.4 million. This charge results from the company valuing the interest rate swap agreement at its fair value on June 30, 2009.

The company has reported net income including this loss, as well as income, excluding this charge and related per share amounts in this release. The company believes that even though income, excluding this charge, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings, excluding this item, enhance period to period comparability. The company believes that income, excluding the charge, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income, excluding the loss on the interest rate swap agreement.

	Second Quarter Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net Income
Net income	$30.7	$17.6	$59.3	$37.4
Unrealized loss on interest rate swap agreement	7.4	—	7.4	—

Income excluding loss on interest rate swap agreement	$38.1	$17.6	$66.7	$37.4

Diluted Earnings Per Share:
Net income	$2.01	$1.13	$3.89	$2.40
Unrealized loss on interest rate swap agreement	0.49	—	0.49	—

Income excluding loss on interest rate swap agreement	$2.50	$1.13	$4.38	$2.40

As a reminder, a conference call and Internet webcast is scheduled for 10 a.m. EDT on Thursday, July 30, 2009, to review second quarter 2009 financial results. You can access the conference call live by dialing 1-877-407-8035 (domestic) or 1-201-689-8035 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 4, 2009 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 328280. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete the construction of the office building for MeadWestvaco within budget and in a timely manner and obtain replacement financing for the construction loan; changes in credit market conditions; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2008 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net sales:
Petroleum additives	$368.2	$421.0	$703.0	$801.6
All other (a)	2.7	4.9	5.0	6.6

Total	$370.9	$425.9	$708.0	$808.2

Segment operating profit:
Petroleum additives (b)	$67.6	$31.6	$117.7	$69.4
All other (a)	(1.6)	2.0	(2.3)	0.5

Segment operating profit	66.0	33.6	115.4	69.9

Corporate unallocated expense	(5.3)	(3.6)	(8.8)	(7.5)
Interest and financing expenses	(2.9)	(2.9)	(5.8)	(5.9)
Unrealized loss on an interest rate swap agreement (c)	(11.9)	—	(11.9)	—
Other income, net	0.5	0.1	0.5	0.7

Income before income tax expense	$46.4	$27.2	$89.4	$57.2

Net income	$30.7	$17.6	$59.3	$37.4

Basic earnings per share	$2.02	$1.14	$3.90	$2.42

Diluted earnings per share	$2.01	$1.13	$3.89	$2.40

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the continuing results of our TEL business, certain contract manufacturing of Ethyl Corporation, and the real estate development activities.
(b)	Petroleum additives segment operating profit for six months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(c)	The unrealized loss on the interest rate swap agreement represents the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net sales	$370,921	$425,882	$708,049	$808,232
Cost of goods sold (a)	259,508	343,689	505,562	644,436

Gross profit	111,413	82,193	202,487	163,796

Selling, general, and administrative expenses	29,256	30,499	55,523	59,272
Research, development, and testing expenses	21,092	21,879	39,846	42,108

Operating profit	61,065	29,815	107,118	62,416

Interest and financing expenses	2,859	2,873	5,795	5,888
Other (expense) income, net (b)	(11,850)	300	(11,930)	679

Income before income tax expense	46,356	27,242	89,393	57,207

Income tax expense	15,698	9,618	30,047	19,811

Net income	$30,658	$17,624	$59,346	$37,396

Basic earnings per share	$2.02	$1.14	$3.90	$2.42

Diluted earnings per share	$2.01	$1.13	$3.89	$2.40

Shares used to compute basic earnings per share	15,204	15,488	15,204	15,473

Shares used to compute diluted earnings per share	15,242	15,556	15,242	15,557

Cash dividends declared per share	$0.25	$0.20	$0.45	$0.40

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for six months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(b)	Both the six months ended June 30, 2009 and three months ended June 30, 2009 include an unrealized loss on an interest rate swap of $11.9 million representing the fair value of the interest rate swap, which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30 2009	December 31 2008
ASSETS

Current assets:
Cash and cash equivalents	$112,048	$21,761
Trade and other accounts receivable, less allowance for doubtful accounts ($1,141 - 2009; $1,141 - 2008)	208,086	203,551
Inventories	168,446	201,072
Deferred income taxes	17,558	14,090
Prepaid expenses and other current assets	8,252	5,704

Total current assets	514,390	446,178

Property, plant and equipment, at cost	892,059	848,011
Less accumulated depreciation and amortization	619,969	606,275

Net property, plant and equipment	272,090	241,736

Prepaid pension cost	28	159
Deferred income taxes	42,631	37,744
Other assets and deferred charges	37,340	31,566
Intangibles, net of amortization and goodwill	49,479	54,069

Total assets	$915,958	$811,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$87,251	$60,505
Accrued expenses	59,230	63,715
Dividends payable	3,416	2,646
Book overdraft	2,410	999
Long-term debt, current portion	809	784
Income taxes payable	25,976	7,264

Total current liabilities	179,092	135,913

Long-term debt	218,200	236,378
Other noncurrent liabilities	159,002	148,038

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,204,207 in 2009 and 15,199,207 in 2008	137	115
Accumulated other comprehensive loss	(79,735)	(95,750)
Retained earnings	439,262	386,758

	359,664	291,123

Total liabilities and shareholders’ equity	$915,958	$811,452